Exhibit 99.1

PHOTON DYNAMICS AFFIRMS SECOND QUARTER PROJECTIONS;
PROVIDES THIRD AND FOURTH FISCAL QUARTER FINANCIAL OUTLOOK

SAN JOSE, Calif., July 19, 2005 — Photon Dynamics, Inc. (Nasdaq: PHTNE), a leading global supplier of integrated yield management solutions for the flat panel display (FPD) market, today announced that it is affirming its projections for the second quarter ended March 31, 2005, and providing preliminary results for the third quarter ended June 30, 2005 and projections for the fourth quarter ending September 30, 2005.

As announced in May 2005, the audit committee conducted an internal investigation related to revenue recognition, primarily in connection with an order for which revenue was recognized in the fourth quarter of fiscal 2004 (ended September 30, 2004). As a consequence of this investigation, Photon Dynamics does not expect to release financial results for the second and third quarters of fiscal 2005 until restated financial statements for the affected periods have been filed with the SEC.

Photon Dynamics management believes that the issues addressed in the investigation concern the proper timing of revenue recognition, not the amount of revenue that will ultimately be recognized. Based on the findings of the investigation, Photon Dynamics will be required to restate its financial statements for its fiscal year ended September 30, 2004 appearing in its most recent Annual Report on Form 10-K, and restate its interim financial statements for its first quarter of fiscal 2005 ended December 31, 2004 appearing in its most recent Quarterly Report on Form 10-Q. Photon Dynamics has not made any final determination as to whether it will need to restate any other prior periods. At this time, Photon Dynamics is reaffirming the previous projections provided May 3, 2005, for the second quarter of fiscal 2005 based on preliminary un-audited financial results. In addition, the company is providing preliminary financial results for the third fiscal quarter and projections for the fourth quarter of fiscal 2005.

As previously stated, the company affirms that its reported revenues for the second quarter ended March 31, 2005, will be in the range of $24.0 to $28.0 million, its net loss per share will be in the range of $(0.55) to $(0.63) and its bookings will be approximately $40.0 million. Bookings are not necessarily indicative of future revenues.

For the third fiscal quarter ended June 30, 2005, the company believes that its revenues will be in the range of $38 to $40 million, the net loss per share will be in the range of $(0.26) to $(0.29); bookings will be approximately $42 million. The results for the quarter include a $0.05 per share restructuring charge for the shut-down of the Canadian manufacturing operations and $0.09 per share expense related to professional fees incurred for the audit committee investigation.

For the fourth fiscal quarter ending September 30, 2005, the company expects to ship a number of new products that will require acceptance by customers at their sites before revenue is recognized. While these new products are similar to existing Photon Dynamics products, revenue from shipments of these products will be deferred to ensure that the new products are performing in accordance with the agreed specifications and the company has met defined customer acceptance criteria. The expected impact of these new product shipments on the revenue plan for the fourth quarter of fiscal 2005 will result in approximately $15 million of revenue deferred into future quarters. The company believes that its revenues in the fourth quarter of fiscal 2005 will be in the range of $23 to $28 million and its net loss per share will be in the range of $(0.43) to $(0.53). The company expects to update these estimates when it announces third quarter earnings after the restated financial statements have been filed with the SEC.

The revenue deferred will have no impact on the timing of cash flow or collection of receivables, but will result in a more substantial deferred profit accrual on the balance sheet.

The company currently expects to file restated financials during the second week of August 2005.

Jeff Hawthorne, Photon Dynamics’ president and CEO, stated, “During the fourth quarter, we will be introducing new products in each of our business areas: test, repair and inspection. The level of business interest in, and customer reaction to, these new products is encouraging. However, it is imperative that these new products are fully functional at the customer site before we recognize revenue and this will result in a revenue deferral for the fourth quarter of fiscal 2005. We believe both bookings and shipments will demonstrate that we are building backlog for future quarters. The new products will address applications up to Generation 8 and will further strengthen our position to take advantage of growth in the LCD TV market.”

Photon Dynamics will host a conference call on July 19, 2005 at 3:00 p.m. PDT, 6:00 p.m. EDT. To access the conference call in the US or Canada, dial (800) 811-0667. For all international calls, dial (913) 981-4901. Both numbers will use confirmation code 4752751.

A digital replay will be available on Photon Dynamic’s website at www.photondynamics.com or by phone two hours after the conclusion of the conference call from July 19, 2005 to such time as the company reports fiscal year 2005 second quarter financial results. You may access the telephone replay by dialing (888) 203-1112 or (719) 457-0820 and entering confirmation code 4752751.

About Photon Dynamics

Photon Dynamics, Inc. is a leading global supplier of integrated yield management solutions for the flat panel display market. Photon Dynamics develops systems that enable manufacturers to collect and analyze data from the production line, and quickly diagnose and repair process-related defects, thereby allowing manufacturers to decrease material costs and improve throughput. Founded in 1986, Photon Dynamics has sales offices and customer support services in San Jose, Calif.; Colorado Springs, Colo.; Beijing, Shanghai and Suzhou, China; Bundang, Daejeon and Kumi, Korea; Hsinchu and Taipei, Taiwan; Markham, Ontario, Canada; and Tokyo, Japan. For more information about Photon Dynamics, visit its Web site at photondynamics.com.

Forward-Looking Statements

The statements in this news release with respect to Photon Dynamics’ preliminary financial results, the expected shipments of new products, the expected amount of deferred revenue from these shipments, and the timing of it making its SEC filings, are forward-looking statements. Actual results could differ materially as a result of numerous risks and uncertainties. Final financial results may vary from these preliminary results as unexpected information may be received, or adjustments may be made, in the course of finalizing and analyzing the financial results, which could cause the final results to differ from these preliminary results. The new products may not ship, or shipment may be delayed, due to unforeseen technical difficulties or due to customer cancellations or delays in orders. Photon Dynamics may experience unexpected delays in completing its SEC filings due to a number of factors, including factors outside of its control such as personnel changes. Other risks relating to Photon Dynamics and its business and products are set forth under the caption “Factors Affecting Operating Results” in Item 2 of Part I of Photon Dynamics’ latest Form 10-Q, filed with the Securities and Exchange Commission on February 9, 2005.

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